Exhibit 4.7

THIS WARRANT HAS BEEN, AND THE SHARES OF COMMON STOCK WHICH MAY BE RECEIVED PURSUANT TO THE EXERCISE OF THIS WARRANT WILL BE, ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NEITHER THIS WARRANT NOR SUCH SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY REGISTRATION OR QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE SECURITIES LAWS.

Dated as of                 , 2010

WARRANT TO PURCHASE COMMON STOCK

This Warrant to Purchase Common Stock (the “Warrant”) certifies that, for good and valuable consideration,                     (along with [his/her/its] permitted assignees, the “Holder”) is entitled to, and RIB-X PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby grants the Holder the right to, purchase, (i) as of the date of issuance set forth above (the “Warrant Date”),                     (            ) fully paid and nonassessable shares of Common Stock, par value $0.001 (“Common Stock”), of the Company (as adjusted pursuant to Section 3 hereof or Section 10 hereof) (the “Warrant Shares”) at a price per share equal to $0.07 (as adjusted pursuant to Section 3 or Section 10 hereof) (the “Exercise Price”). This Warrant is issued in connection with and in consideration for the Holder entering into the Senior Subordinated Convertible Demand Promissory Note Agreement (the “Note Purchase Agreement”) dated as of May 28, 2010, by and among the Company, the Holder, and the other investors party thereto. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Note Purchase Agreement. Pursuant to Article I of the Note Purchase Agreement, the Holder has agreed to acquire (i) Senior Subordinated Convertible Demand Promissory Notes (the “Notes”) having an aggregate principal amount of $5,500,000 at the First Closing concurrently with the execution of the Note Purchase Agreement and (ii) Notes having an aggregate principal amount of $9,500,000 at one or more Subsequent Closings.

1.	Exercise; Payment.

(a) Exercise Period. This Warrant may be exercised in whole or part by the Holder during the term (as set forth in Section 12) and in compliance with the provisions of this Warrant at any time after the Warrant Date, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit A (the “Notice of Exercise”) duly executed) at the principal office of the Company. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the then unpurchased Warrant Shares, which new Warrant shall in all other respects be identical with this Warrant, or at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

(b) Cash Exercise. Upon exercise of this Warrant, the Holder shall pay the Company an amount equal to the product of (x) the Exercise Price multiplied by (y) the total number of Warrant Shares purchased pursuant to such exercise of this Warrant, by wire transfer of immediately available funds or check payable to the order of the Company. The Holder shall be deemed to have become the holder of record of, and shall be treated for all purposes as the record holder of, the Warrant Shares represented by such exercise (and such Warrant Shares shall be deemed to have been issued) immediately prior to the close of business on the date upon which this Warrant is exercised.

(c) Net Exercise. The Exercise Price also may be paid at the Holder’s election by surrender of all or a portion of the Warrant for Warrant Shares to be exercised under this Warrant (“Net Exercise”). If the Holder elects the Net Exercise method, the Company will issue Warrant Shares in accordance with the following formula:

X =	Y(A-B) A
Where:

X =	the number of Warrant Shares to be issued upon the Net Exercise of the Warrant

Y =	the number of Warrant Shares to be surrendered

A =	the fair market value of one (1) share of Common Stock on the date of exercise of this Warrant

B =	the Exercise Price

For purposes of the above calculation, fair market value of Common Stock shall mean the following (“Fair Market Value”):

(i) if the exercise is in connection with an Initial Public Offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering;

(ii) if the exercise is not in connection with an Initial Public Offering, and:

(A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a five (5) day period ending three days before the day the fair market value of the Common Stock is being determined; or

(B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the principal market on which or through which the Common Stock is traded over the five (5) day period ending three days before the day the fair market value of the Common Stock is being determined; or

(iii) if at any time the Common Stock is not listed on any securities exchange or traded in the over-the-counter market, the fair market value of the Common Stock shall be the highest price per share which the Company could obtain from a willing buyer (other than an employee, director or “Affiliate” of the Company, as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) for Common Stock sold by the Company, as determined in good faith by its Board of Directors (which determination shall take into consideration any available appraisals); or

(iv) if property in addition to or in substitution for Common Stock shall be issuable upon exercise of the Warrant, the fair market value of such property (to the extent such property does not include a security, in which case fair market value shall be calculated as provided in Section 1(c)(i) - (iii) above), shall be determined in good faith by the Company’s Board of Directors.

(d) Exercise Prior to Expiration. To the extent this Warrant has not been previously exercised as to any Warrant Shares issuable hereunder, and if the fair market value of one Warrant Share immediately before expiration of the Warrant is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to the Net Exercise provisions in Section 1(c) (even if not surrendered) immediately before its expiration; provided, however, that the Holder shall surrender the Warrant or an affidavit of loss and indemnity in customary form as soon as practicable thereafter. In such event, the fair market value of one Warrant Share shall be determined pursuant to Section 1(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 1(d), the Company agrees to promptly notify the Holder of the number of shares of Common Stock, if any, and any other property, which the Holder is entitled to receive by reason of such automatic exercise.

(e) Stock Certificates. In the event of the exercise of this Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time (and in no event more than 20 Business Days) after exercise.

2.	Stock Fully Paid; Reservation of Shares. All of the Common Stock issuable upon the exercise of this Warrant, upon issuance and receipt by the Company of the Exercise Price therefor (or upon Net Exercise thereof, as provided in Section 1(c)), shall be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to provide for the exercise of this Warrant.

3.	Adjustment of Exercise Price and Number of Shares. The number and kind of Warrant Shares to be issued upon the exercise of this Warrant and the Exercise Price payable therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification, Consolidation or Reorganization. In case of any reclassification of the Common Stock (other than a change in par value, or as a result of a subdivision or combination), or in case of any consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the Company’s assets (any of which is a “Reorganization Transaction”), the Company, or such successor corporation as the case may be, shall execute a new warrant, providing that the Holder shall have the right to exercise such new warrant, and procure upon such exercise and payment of the same aggregate Exercise Price, in lieu of the Warrant Shares then issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property as would be received by the Holder for such Warrant Shares as if such Warrant Shares were outstanding immediately prior to the consummation of the Reorganization Transaction.

(b) Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding shares of Common Stock, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Common Stock, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be such that in each case, the result obtained by multiplying the Exercise Price by the number of Warrant Shares shall be the same immediately prior to, and immediately after, such event.

(c) Notice of Corporate Action. If at any time:

(i) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii) there shall be any Reorganization Transaction; or

(iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company,

then, in any one or more of such cases, the Company shall give to the Holder (i) at least five-days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such Reorganization Transaction or such dissolution, liquidation or winding up, and (ii) in the case of any such Reorganization Transaction or such dissolution, liquidation or winding up, at least five-days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such Reorganization Transaction or such dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Reorganization Transaction or such dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company and delivered in accordance with Section 14(d).

4.	Investment Representations of Holder; Transfer of Warrant and Resale of Warrant Shares.

(a) Holder represents and warrants to the Company that:

(i) it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act; and

(ii) it has the ability to bear the economic risks of such Holder’s prospective investment, including a complete loss of Holder’s investment in the Warrants and the Warrant Shares;

(iii) the Warrants and the Warrant Shares are purchased for the Holder’s own account, and not with view to distribution of either the Warrants or any securities purchasable upon exercise thereof; provided however that the Holder may transfer the Warrant and any Warrant Shares to any Affiliate of the Holder;

(b) This Warrant may only be transferred in compliance with federal and state securities laws.

(c) At the time of the surrender of this Warrant in connection with any transfer of this Warrant or the resale of the Warrant Shares (except to an Affiliate), the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant or the Warrant Shares as the case may be, furnish to the Company a written opinion of counsel that is reasonably acceptable to the Company to the effect that such transfer may be made without registration under the Securities Act or qualification under any state securities laws and (ii) that the Holder or transferee execute and deliver to the Company an investment representation letter in form and substance acceptable to the Company and substantially in the form of Exhibit B hereto. Transfer of this Warrant and all rights hereunder, in whole or in part, in accordance with the foregoing provisions, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company or the office or agency designated by the Company, together with a written assignment of this Warrant substantially in the form of Exhibit C hereto duly executed by the Holder or its attorney-in-fact. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the Holder a new warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall be deemed cancelled.

5.	Legend.

(a) Each certificate evidencing the Warrant Shares issued upon exercise of this Warrant shall be stamped or imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(b) Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to this Section 5 shall be removed, and the Company shall issue a certificate without such legend to the holder of such Warrant Shares if (i) such Warrant Shares are resold pursuant to an effective registration statement under the Securities Act, (ii) if such holder satisfies the requirements of Rule 144(b)(i) under the Securities Act or (iii) if such holder provides the Company with an opinion of counsel for such holder of the Warrant Shares, in form and substance reasonably satisfactory to the Company, to the effect that a sale, transfer or assignment of such Warrant Shares may be made without registration and that upon such sale, transfer or assignment such Warrant Shares will not be deemed “restricted securities,” as such term is defined in Rule 144 under the Securities Act.

6.	Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

7.

Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or subscription rights or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) with respect to the Warrant Shares until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise of this Warrant shall have become deliverable, as provided in Section 1(b).

8.	Information Rights. At all times when Holder is holding this Warrant or any Warrant Shares, and if not already delivered pursuant to another agreement, the Company will deliver to the Holder:

(a) as soon as available and in any event within 150 days after the end of each fiscal year of the Company, a statement of financial position of the Company as of the end of such fiscal year and the related statements of income, shareholder’s equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of nationally recognized standing; and

(b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a statement of financial position of the Company as of the end of such quarter and the related statements of income, shareholder’s equity and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency, by the chief financial officer or the chief accounting officer of the Company.

9.	Registration Rights. The Warrant Shares shall be treated for all purposes as “Conversion Stock” pursuant to the Third Amended and Restated Registration Rights Agreement, dated as of June 8, 2006, by and among the Company and the stockholders of the Company party thereto, as amended.

10.	Antidilution Rights.

(a) Adjustments to Exercise Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 10(a), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 10(a)(ii), deemed to be issued) by the Company after the date hereof, other than the following (collectively, “Excluded Shares”):

(1) shares of Common Stock issued or issuable as a dividend or distribution on, or upon conversion of, shares of the Company’s preferred stock (“Convertible Preferred Stock”);

(2) up to 48,498,196 shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Company pursuant to a stock purchase or option plan or other compensatory stock arrangements approved by the Board of Directors of the Company; provided, however, that such plans or arrangements are approved by the majority vote or written consent of the Board of Directors (which majority shall include at least two of the directors designated by the holders of the Notes (whether alone or together with the holders of Junior Notes) or, if none of the Notes or Junior Notes are outstanding, designated by the holders of Convertible Preferred Stock);

(3) grants or issuances of Common Stock or Convertible Preferred Stock or of rights, options or warrants to purchase Common Stock or Convertible Preferred Stock to lenders, equipment lessors or other financing sources who have provided the Company with financing and the shares of Common Stock issued or issuable upon exercise of such rights, options and warrants; provided, that such arrangements are approved by the majority vote or written consent of the Board of Directors (which majority shall include at least two of the directors designated by the holders of the Notes (whether alone or together with the holders of Junior Notes) or, if none of the Notes or Junior Notes are outstanding, designated by the holders of Convertible Preferred Stock);

(4) shares of Common Stock issued or issuable upon conversion of any Convertible Securities or exercise of any Options outstanding on the date hereof, including the issuance of any replacement or balance security issued in respect thereof but not including shares referred to in Section 10(a)(i)(C)(2), above;

(5) shares of Common Stock issued solely in consideration for the acquisition (by merger or otherwise) of assets of, or equity interests in, another entity approved in accordance with the Section 6(d) of the Charter;

(6) any other shares of Common Stock, which shares are expressly determined to be Excluded Shares in a vote of a majority of the Board of Directors of the Company (which majority shall include at least two of the directors designated by the holders of the Notes (whether alone or together with the holders of Junior Notes) or, if none of the Notes or Junior Notes are outstanding, designated by the holders of Convertible Preferred Stock); and

(7) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 3.

(D) “Applicable Exercise Price” shall mean, with respect to any Triggering Event, the Exercise Price immediately prior to such Triggering Event (taking into account any previous adjustments to the Exercise Price prior to such Triggering Event).

(E) “Applicable Warrant Shares” shall mean, with respect to any Triggering Event, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such Triggering Event (taking into account any previous adjustments to the number of Warrant Shares prior to such Triggering Event).

(F) “Per Share Consideration” shall mean (x) the aggregate consideration (calculated to the nearest cent) received or deemed to be received by the Company for the total number of Additional Shares of Common Stock issued or deemed to be issued in connection with an issuance by the Company of Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 10(a)(ii) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 10(a)(iii)(B)) by (y) the number of Additional Shares of Common Stock so issued or deemed to be issued in connection with such issuance.

(G) “Applicable Per Share Consideration” shall mean, with respect to any Triggering Event, the Per Share Consideration in respect of such Triggering Event.

(H) “Triggering Event” shall mean the issuance by the Company of Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 10(a)(ii) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 10(a)(iii)(B)), without consideration or for Per Share Consideration that is less than the Applicable Exercise Price.

(ii) Issue of Securities Deemed Issue of Additional Shares of Common Stock (Options and Convertible Securities). If the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities (excluding any Options or Convertible Securities which are Excluded Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 10(a)(iv) hereof) of such Additional Shares of Common Stock would be less than the applicable Exercise Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be; provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the applicable Exercise Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Exercise Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Exercise Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(1) In the case of Convertible Securities convertible into or exchange for, or Options to purchase, Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(2) In the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof that were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section 10(a)(iv) upon the issuance of the Convertible Securities with respect to which such Options were actually exercised);

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the applicable Exercise Price to an amount which exceeds the lower of (1) the applicable Exercise Price on the original adjustment date or (2) the applicable Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the applicable Exercise Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Exercise Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Exercise Price shall be adjusted pursuant to this Section 10(a) as of the actual date of their issuance.

(iii) Adjustment of Exercise Price and Number of Warrant Shares Upon a Triggering Event.

(A) Adjustment of Exercise Price. Upon the occurrence of a Triggering Event, the Exercise Price of this Warrant shall be adjusted concurrently with such Triggering Event to a price (calculated to the nearest cent) equal to the Applicable Per Share Consideration.

(B) Adjustment of Number of Warrant Shares. If and whenever the Exercise Price shall have been adjusted pursuant to this Section 10, the number of Warrant Shares issuable upon exercise of this Warrant shall be forthwith adjusted to an amount determined by multiplying (1) the Applicable Warrant Shares by (2) a fraction, the numerator of which shall be the Applicable Exercise Price and the denominator of which shall be the Applicable Per Share Consideration.

(C) For the purposes of Section 10(a)(iii) hereof, (1) all shares of Common Stock issuable upon conversion of Convertible Preferred Stock and upon exercise of Options or conversion or exchange of Convertible Securities which are part of the Excluded Shares, outstanding immediately prior to any issuance of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding; and (2) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 10(a)(ii), such Additional Shares of Common Stock shall be deemed to be outstanding.

(D) Notwithstanding anything to the contrary contained herein, the applicable Exercise Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 10(a)(iii) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(iv) Determination of Consideration. For purposes of this Section 10(a), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3) if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 10(a)(ii), relating to Options and Convertible Securities, shall be determined by dividing (1) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(b) No Adjustment of Exercise Price. No adjustment shall be made to the applicable Exercise Price or number of Warrant Shares issuable upon exercise of this Warrant pursuant to this Section 10:

(i) if prior to such issuance, the Company receives written notice from the Senior Subordinated Majority agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock; or

(ii) after the initial public offering of the Common Stock.

11.	Parallel Rights; No Impairment. The Company shall not, by amendment of its Charter or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Warrant against impairment.

12.

Term of Warrant. This Warrant shall become exercisable on the Warrant Date and shall terminate and no longer be exercisable from and after 5:00 p.m., Eastern Time, on the date that is the tenth (10th) anniversary of the Warrant Date.

13.	Registry of Warrants.

The Company shall maintain a registry showing the name and address of the registered holder of this Warrant. Holder’s initial address, for purposes of such registry, is set forth below Holder’s signature on this Warrant. Holder may change such address by giving written notice of such changed address to the Company.

14.	Miscellaneous.

(a) This Warrant is being delivered in the State of New York and shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to principles of conflicts of laws.

(b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

(c) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the Holder and of the Warrant Shares issued or issuable upon the exercise hereof.

(d) Any notice provided for or permitted under this Warrant shall be treated as having been given (i) upon receipt, when delivered personally, (ii) one day after sending, when sent by commercial overnight courier with written verification of receipt, (iii) upon confirmed transmission when sent via facsimile on a business day prior to 5:00 pm (Pacific Time) or, if sent after 5:00 pm (Pacific Time), the next business day after confirmed transmission, or (iv) three business days after deposit with the United States Postal Service, when mailed postage prepaid by certified or registered mail, return receipt requested, in each case, addressed to the address or facsimile number set forth on the signature pages hereof or as otherwise furnished in writing.

(e) This Warrant and the Note Purchase Agreement constitutes the full and entire understanding and agreement between the parties with regard to the matters contained herein.

(f) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at the Holder’s expense will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

(g) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

[continued and to be signed on following page]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer, all as of the day and year first above written.

COMPANY:

RIB-X PHARMACEUTICALS, INC. a Delaware corporation

By:
Name: Mark Leuchtenberger
Title: President and Chief Executive Officer

	Notice Address:	300 George Street; Suite 301
New Haven, CT 06511 Attn: Chief Executive Officer Telephone: (203) 624-5606 Facsimile: (203) 624-5627

WARRANTHOLDER:

By:

Title:

Notice Address:

EXHIBIT A

NOTICE OF EXERCISE

TO:	RIB-X PHARMACEUTICALS, INC.

1. Cash Exercise. The undersigned hereby elects to purchase         shares of Common Stock, par value $0.001 per share (“Common Stock”), of RIB-X PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) pursuant to the terms of Section 1(b) of the Warrant to Purchase Common Stock dated             , (the “Warrant”), and tenders herewith payment of the Exercise Price (as such term is defined in the Warrant) therefor.

2. Net Exercise. The undersigned hereby elects to effect a Net Exercise for             shares of Common Stock pursuant to Section 1(c) of the Warrant.

Please issue a certificate or certificates representing said             shares of Common Stock in the name of the undersigned or in such other name as is specified below:

Name:

Address:

The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.

By:

Name:

Title:

Date:

EXHIBIT B

FORM OF INVESTMENT REPRESENTATION LETTER

In connection with the acquisition of          shares of Common Stock of RIB-X PHARMACEUTICALS, INC. (the “Company”), par value $0.001 per share (the “Common Stock”)], by             (the “Holder”) from             , the Holder hereby represents and warrants to the Company as follows:

The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of an investment in the Warrants and the shares of Common Stock issuable upon the exercise thereof (collectively, the “Securities”); and, has the ability to bear the economic risks of such Holder’s investment, including a complete loss of the Holder’s investment in Securities.

The Holder, by acceptance of the [Warrants/Common Stock], represents to the Company that the Warrants and all securities acquired upon any and all exercises of the Warrants are purchased for the Holder’s own account, and not with view to distribution of either the Warrants or any securities purchasable upon exercise thereof in violation of applicable securities laws.

The Holder acknowledges that (i) the Securities have not been registered under the Act, (ii) the certificate(s) representing the Securities shall bear a legend as set forth in the Warrant Agreement until such Securities shall have been registered for resale by the Holder under the Act that has been declared effective by the SEC; or (ii) in the opinion of counsel in form and substance reasonably satisfactory to the Company, such Securities may be sold without registration under the Act.

IN WITNESS WHEREOF, the Holder has caused this Investment Representation Letter to be executed in its corporate name by its duly authorized officer this      day of              20    .

[Name]

By:

Name:

Title:

EXHIBIT C

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned owner of this Warrant for the purchase of shares of Common Stock of RIB-X PHARMACEUTICALS, INC., a Delaware corporation (the “Company”) hereby sells, assigns and transfers unto the assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of Common Stock set forth below:

(Name and Address of Assignee)

(Number of Shares of Common Stock)

and does hereby irrevocably constitute and appoint                      attorney-in-fact to register such transfer on the books of the Company, maintained for the purpose, with full power of substitution in the premises.

Dated:

BY:
(Print Name and Title)

(Signature)